                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, For Use of the
[_]  Definitive Proxy Statement                 Commission Only (as permitted
[_]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[X]  Soliciting Material Pursuant to
     Rule 14a-12

                                  PROVANT, INC.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                 ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

Successful Business Services Entrepreneur and Executive Named to Alternative Slate of Directors for Provant

NEW YORK-August 17, 2001

Dominic J. Puopolo, a successful business services entrepreneur and executive, has been named by the Provant Committee to Restore Shareholder Value as one of its nominees for the alternative slate of directors of Provant, Inc. (NASDAQ:
POVT). Mr. Puopolo is the fifth of what will be a diverse and world-class alternative slate of directors. Joseph Alibrandi, former Chairman and CEO of Whittaker Corp., James Perkins, former Senior Vice President and Chief Personnel Officer of Federal Express, Christopher Greendale, a distinguished technology entrepreneur and executive, and Brian Sellstrom, former Chairman and CEO of AchieveGlobal, were recently named to the alternative slate of directors. Mr. Sellstrom was also named as the Committee's choice for Provant CEO.

Mr. Puopolo is Chairman of American Entrepreneur Group, Inc., an advisory and consulting firm. Mr. Puopolo co-founded Provant, Inc. in 1997 and most recently has served as its Vice Chairman. He played a key role in taking the company public in April 1998 and developing it into a $200 million category leader with approximately 1500 associates, offering the broadest range of best-of-breed soft skills training available from a single source. Prior to Provant, Mr. Puopolo co-founded American Medical Response, Inc. (AMR), where he served as Executive Vice President, Chief Financial Officer, Director and Treasurer. Mr. Puopolo played a key role in taking AMR public on the New York Stock Exchange in August 1992 and was instrumental in building it into the largest provider of ambulance services in the United States with 11,000 employees and annual revenue in excess of $675 million. At the time of its sale, shareholder value had increased almost five times since its IPO. Prior to AMR, Mr. Puopolo co-founded American Environmental Group, Inc., a regional environmental services company, in 1987 and served as Executive Vice President, Chief Financial Officer, Treasurer and a Director. In 1989 it was merged with Allwaste Asbestos Abatement, Inc., a subsidiary of Allwaste, Inc., a publicly-held, national environmental service company. From 1989 to 1990, Mr. Puopolo served as Executive Vice President and Chief Financial Officer of Allwaste Asbestos Abatement.

"We are delighted that Dominic will be available to contribute his vision for the Company and his knowledge of its people and strengths," said a spokesperson. "As an original co-founder and significant shareholder, Dominic has a deep personal interest in making Provant successful. His enduring belief in Provant and his loyalty to the Company and its associates has been at the core of his advocacy for a fresh start at Provant, and has been instrumental in attracting an eminently qualified CEO candidate and a diverse and world-class alternative slate of directors that have pledged themselves to work with the Company to restore shareholder value."

"I am very pleased to be in a position to assist Provant in identifying ways of realizing the huge potential of its people and its institutional capabilities," said Puopolo. "I have no doubt that with the appropriate support, Provant is a company that will achieve great things and create significant shareholder value. The need for high-quality integrated workplace performance improvement solutions has never been greater: properly guided, Provant is perfectly placed to meet this need."

Mr. Puopolo's full biography can be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com, by calling Epic Partners at (646) 375-2123, or can be found on the EDGAR database of the Securities and Exchange Commission (the "SEC") in a filing being made on August 20, 2001.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A being filed by the Committee with the SEC on August 20, 2001, pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com or by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.

                                       2